Exhibit 99.02

2000 INCENTIVE STOCK PLAN

CASH EXERCISE NOTICE

Opsware Inc.

599 N. Mathilda Avenue

Sunnyvale, CA 94085

Attention:  Stock Administration – Legal Department

1.             Exercise of Option.  Effective as of today,                              ,                 , the undersigned (“Optionee”) hereby elects to exercise Optionee’s option to purchase                         shares of the Common Stock (the “Shares”) of Opsware Inc. (the “Company”) under and pursuant to the 2000 Incentive Stock Plan (the “Plan”) and the Stock Option Agreement dated                            , 20         (the “Option Agreement”).

2.             Delivery of Payment.  Purchaser herewith delivers to the Company the full purchase price of the Shares and the required tax withholding amount if applicable, as set forth in the Option Agreement.

3.             Representations of Optionee.  Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.             Tax Consultation.  Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares.  Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

5.             Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or by the Company forthwith to the Administrator which shall review such dispute at its next regular meeting.  The resolution of such a dispute by the Administrator shall be final and binding on all parties.

6.             Entire Agreement.  The Plan and Option Agreement are incorporated herein by reference.  This Agreement, the Plan, the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee.

Submitted by:	Accepted by:

OPTIONEE:	OPSWARE INC.

Signature	Signature

Print Name	Print Name

Address:	Address:

599 N. Mathilda Avenue
Sunnyvale, CA 94085

Date Received